Exhibit 99.1

Operator:  Good morning and thank you for standing by. Welcome to the Sunstone Hotel Investors Third Quarter 2017 Earnings Conference Call.  At this time all participants are in a listen-only-mode. Later we will conduct the question-and-answer session and instructions will be given at that time. I would like to remind everyone that today's conference is being recorded today, Tuesday October 31, 2017 at 09:00 AM Pacific Daylight Time.  I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance. Please go ahead, sir.

Aaron Reyes:  Thank you, Jake, and good morning everyone. By now you should have all received a copy of our third quarter earnings release and supplemental, which were made available yesterday. If you do not yet have a copy, you can access them on our website.

Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us on the call today are John Arabia, President and Chief Executive Officer; Bryan Giglia, Chief Financial Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer. After our remarks, we will be available to answer your questions.  With that, I would like to turn the call over to John. Please go ahead.

John Arabia:  Good morning everyone and happy Halloween. Today, I will provide a review of our third quarter operating results including the impact of hurricanes Harvey and Irma on our portfolio. Afterwards,

Sunstone Hotel Investors, Inc. - Third Quarter 2017 Conference Call

Bryan will review various balance sheet highlights, provide additional color on our third quarter financial results and discuss our updated earnings guidance, which includes the impact of the recent storms.

As you are likely aware by now, there were various moving pieces in our third quarter, that in some instances made more it challenging to assess the underlying performance of our business. As we look across our third quarter results, adjusting for the unanticipated hurricane impact, our portfolio performed better than we expected and our overall outlook for the business remains largely consistent with our view when we spoke in early August.

Our two repositioned hotels once against delivered outsized growth while the reminder of our portfolio in aggregate, continued to meet or exceed our previous expectations. Our third quarter comparable portfolio RevPAR growth of 2% came in above the high end of our guidance range, driven by a 2.4% increase in average daily rates, offset by a 40 basis point decline in occupancy. This RevPAR growth combined with stronger than anticipated ancillary revenue and a continue focus on cost containment across the organization, resulted in adjustment EBITDA and adjusted FFO per diluted share that exceeded our expectations.

Our third quarter comparable portfolio property-level EBITDA increased by 1.7%, as a result of a 3.3% increase in comparable hotel revenue and a 50 basis point contraction in hotel EBITDA margins. Our third quarter results were driven largely by the strong performance and continued ramp up of our two recently repositioned hotels, Boston Park Plaza and Wailea Beach Resort. For the second quarter in a row, these two hotels posted combined RevPAR growth in excess of 30% and continue to materially exceed our initial underwriting.

We continue to be pleased with the operations of Boston Park Plaza which performed well even relative to our high expectations this quarter with RevPAR growth of 10% driven by rate growth of 7% and an increase in occupancy of approximately 300 basis points. In addition to the strong performance in the rooms department, the hotel generated an 18% increase in food and beverage revenue during the quarter and benefited from a higher quality mix of business.  Turning to profitability, the hotel posted an 80 basis point improvement in margins this quarter and together with a strong first half, brings the year-to-date

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margin expansion to 500 basis points. Looking forward, the hotel is making great progress booking future business and we're pleased with what we're seeing so far for 2018.

Now, turning to Hawaii, where quarterly results at the Wailea Beach Resort also continued to exceed expectations. During the quarter, the hotel generated RevPAR growth of nearly 90% and expanded margins by nearly 2,200 basis points as the hotel was lapping one of the final quarters of renovation work. Well, we are quite pleased with how the hotel is performing perhaps even more impressive is the progress that hotel has made in growing ADR index and closing the rate gap on the nearby Wailea properties.  In addition, positive guest feedback continues to gain momentum and we continue to make great progress moving up in the TripAdvisor rankings in the market. While the hotel has gotten off to a great start post-repositioning, we believe the renovated product and improved guest experience will drive incremental gains through the important 2017 holiday season and is positioned well as we look ahead into 2018.

Now, let's discuss the impact of hurricanes Harvey and Irma on our portfolio. As I mentioned at the beginning of the call, we experienced short-term hurricane-related disruption at our hotels in Texas and Florida as well as isolated ripple effects in certain other hotels across the portfolio, due to weather-related travel disruption. Our two Huston hotels remained open and operational during Hurricane Harvey and sustained modest damage in a number of rooms that should be back in service by the end of November.  Even with the number of rooms out of service, both Huston hotels outperformed our low expectations for the third quarter due to incremental business that was generated as a result of the storm and the subsequent recovery efforts. In the fourth quarter, both hotels continued to witness elevated levels of demand related to the storm. The Renaissance Orlando remained open and operational during Hurricane Irma with no material damage incurred at the property. Our Orlando hotel witness increased transient demand during the storm which partially offset loss group business and related food and beverage profits related to weather disruption.  The biggest impact on our portfolio was the Oceans Edge Hotel & Marina in Key West, Florida, which was closed on September 7th, following a mandatory evacuation order in connection with Hurricane Irma. The hotel sustained only minimal physical damage and partially reopened on September 27th. All of the rooms were not back online until October 19th, and we expect

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transient demand to return slowly as the season kicks in to high gear. Bryan will discuss the financial impacts of the hotels closure on the fourth quarter and full year guidance in his remarks.

In looking at the rest of the portfolio, we had anticipated that the third quarter would be the most challenging of the year in terms of year-over-year growth given the calendar shifts of the Jewish holidays into September. However, taking into consideration, the loss profits and short-term cleanup costs of the hurricanes, our quarterly results exceeded our expectations.  Operations were more encouraging at our hotels in Portland, San Francisco, New York, Houston, and Washington DC, which either met or exceeded our RevPAR expectations, albeit some of them low. Alternatively, we experienced more challenging operating performance in certain markets including Baltimore, Chicago, Westchester and LAX. Overall, 15 of our 26 hotels met or exceeded their quarterly RevPAR forecast.

Food and beverage growth also provided a boost. Our portfolio generated a 4.1% increase in food and beverage sales in the quarter with a healthy 9.7% increase in banquet and audio-visual contribution per group room relative to the prior year. Similarly, we continue to see favorable trends in the enforcement and collection of cancellation and attrition fees across the portfolio, which came in higher in the third quarter and now marks the sixth straight quarter of positive performance.  As I mentioned on our last call, this increase in the revenue is generally not the result of changing travel patterns, but the result of our operating partners being more diligent in enforcing cancellation and attrition terms and collecting the related fees. In fact, our year-to-date total group room nights cancelled is the lowest it has been since 2011.

While we are pleased with our stronger top line performance this quarter, we also saw an uptick in operating expenses which led to 50 basis point decrease in comparable portfolio EBITDA margins. In particular, wage and benefit costs were higher as marginal gains in productivity were more than offset by increases in average wage rates.

So let's talk in greater detail about recent group booking trends which generally remained stable. Our in the year for the year group pick up was strong as our portfolio picked up 18,000 more group rooms in the third quarter of 2017, as compared to the same period in the prior year. We did see group attendance per

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meeting dip in the third quarter. However, the increased slippage was largely due to flight cancellations and other weather-related travel disruptions resulting from the hurricanes.  On average, our group attendance in the third quarter actualized at 83% of the respective room block which was a 50 basis point decrease from the prior quarter and below the historic third quarter average of 84% to 86%. While attendance slipped, we did see further increases in our group out of room spend, driven by a combination of growth in our repositioned resort in Wailea and a more favorable mix of higher contribution groups across the balance of our portfolio.  In the quarter, group production for all current and future periods moderated in the quarter as our operated booked approximately 280,000 group room nights.

In summary, our portfolio continued to deliver outsized earnings growth in third quarter of 2017, aided by the contributions of our repositions hotels and generally stronger than anticipated pricing within our portfolio. In addition to the continued benefits of our two recently repositioned hotels, we also expect benefit from the earnings contribution of Oceans Edge as the hotels ramps up and stabilizes.  Furthermore, our low leveraged balance sheet and material investment capacity position us well to increase earnings through selective investments and capital recycling.

Before I turn the call over to Bryan, I would like to take a moment to recognize and personally thank all of the team members that worked incredibly hard during the hurricanes and made personal sacrifices to ensure the safety and wellbeing of our guests and team members in incredibly difficult circumstances.

In particular, I want to extend our gratitude to Troy and Jason, our area general manager and general manager of our two Houston hotels and their entire team for not only protecting our guests and hotel associates, but also providing much needed shelter to area residents and also acting quickly to minimize the damage to the two hotels.

I'd also like to thank Bob, our GM at the Renaissance Orlando and his entire team, not only did the hotel make it through the hurricane with very limited damage due to the team's incredible preparation, but they also helped to stage provisions in emergency equipment for our hotel in Kew West despite the fact that Marriott doesn't manage our Kew West hotel. That is, despite that all they had on their own plate, Bob and the team at the Renaissance Orlando took time to help others in need.

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And finally, I'd like to thank Mike, Bob, Simon, Lubos, Chris and the entire team at our Oceans Edge hotel. These gentlemen worked for days under incredibly difficult conditions including no utilities to repair the hotel and get it reopened as soon as humanly possible. I think it's very easy to be cynical these days with all the petty name-calling in Washington and the win-at-all-cost approach that some seem to employ of late. However, it is these types of selfless actions displayed by these teams, they remind us that we're all in this together and there are good and caring people in the world. Again, I'd like to extend our significant thanks to all involved.

With that, I'll now turn the call over to Bryan. Bryan, please go ahead.

Bryan Giglia:  Thank you, John, and good morning everyone. I'll start with a quick recap of the balance sheet and then provide additional color on some of the financial activity that occurred in the third quarter, and finally, I'll finish with an update on our revised outlook for the year.

Turning to the balance sheet, we ended the third quarter with nearly $467 million of unrestricted cash on hand and $1.2 billion of consolidated debt and preferred securities. While a portion of this cash will be used to complete capital investments and to fund our anticipated catch up dividend which I will discuss shortly, we estimate that we will retain between $250 million and $300 million of cash for future investment.

Our current in place debt has a weighted average term to maturity of 5.4 years and a weighted average interest rate of 4.3%. Our variable rate debt as a percentage of total debt stands at 22% and 43% of our debt is unsecured. We now have 22 unencumbered hotels that collectively generated approximately $247 million of the EBITDA over the trailing 12 month period and nearly 70% of our EBITDA is now unencumbered.  In addition to cash on hand, we have an undrawn $400 million credit facility and no debt maturities before August 2019.

During the third quarter, there were several one-time non-cash expenses and credits. While these are all items that are routinely excluded from adjusted EBITDA and adjusted FFO, we wanted to provide some additional information on each.

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There were two non-cash charges recorded during the quarter.  First, we wrote down our two Huston assets from a net book value of approximately $72 million to a new value of approximately $38 million resulting in a $34.4 million non-cash expense during the quarter. Over the last few years, and despite a recent uptick in oil prices, both hotels have experience a decline in operations primarily impacted by new supply and a weak oil and gas industry. Because these hotels are not consistent with our strategy of owning long-term relevant real estate, we reduced our expected investment horizon for both hotels which, combined with the declining operations, led us to record an imperilment charge this quarter.  Since we publish the financial performance for each of these hotels in our quarterly supplemental, the adjustment to our book value should be relatively in line with expected values.

The other expense recorded this quarter was non-cash prior year's interest charge of approximately $4.5 million to reclassify the ground lease of the LAX Courtyard from an operating lease to a capital lease. After reviewing the lease, we concluded that at inception it should have been recorded as a capital lease because of the embedded bargain purchase option we have in 2037 to acquire the fee simple interest.  Going forward, we will present this capital lease in the same way that we present the Hyatt Chicago's capital building lease where we included an adjustment for the non-cash interest to recognize the actual cash around these payment made to the lessor. These adjustments will continue to be made in adjusted EBITDA and adjusted FFO.

There were also several non-cash credits recorded during the period ended September 30th.  First, we recorded approximately $13.6 million of non-cash income tax benefit to release a previously taken valuation allowance related to net operating losses at our taxable REIT subsidiary.  Prior to the release of this allowance, there was a level of uncertainty as to whether or not we would be able to realize the benefit of the net operating losses prior to their expiration. After evaluating the historic performance of our operating leases and their future projections, we now have a high level of confidence that we will realize the remaining value of the NOLs.

The other non-cash credit recorded during the quarter was a $7 million differed gain, related to a potential liability from a prior asset sale that is now considered remote and the remainder of the gain was realized.

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As all these items, both expenses and credits, are non-cash they have been added back to adjusted EBITDA and adjusted FFO as applicable.

Now, turning to the fourth quarter and updated full year 2017 guidance, a full reconciliation can be found on page 30 of our supplemental, as well as in our earnings release. We've adjusted our previous full year guidance to reflect the expected fourth quarter operations impact of the hurricane at Oceans Edge. While the hotel is now fully operational, we expect a slow ramp up in the fourth quarter as the hotel returns to pre-storm levels.

For the fourth quarter, we expect comparable portfolio RevPAR to grow between 0.5% and 2.5%. This RevPAR guidance reflects the 26 hotel comparable portfolio and continues to exclude Oceans Edge, which was not open in the prior year. We expect fourth quarter adjusted EBITDA to be between $72 million and $76 million and adjusted FFO per diluted share to be between $0.24 and $0.26. For the full year, we expect comparable portfolio RevPAR to grow between 2.25% and 3.25%.  We expect full year 2017 adjusted EBITDA to be between $331 million and $335 million, and full year adjusted FFO per diluted share to be between $1.18 and $1.20. This revised full year guidance reflects our updated outlook for Oceans Edge following Hurricane Irma and the storm’s lingering impact, but does not include any estimates for business interruption insurance proceeds that we are seeking to collect under the existing policy.

We remain cautious with respect to the operating environment for the remainder of the year and, excluding the storm related adjustments, we have kept our outlook for the rest of the year relatively unchanged from prior guidance. While we have increased the midpoint of our adjusted EBITDA and adjusted FFO range to reflect our third quarter results, our forecast does not assume meaningful acceleration in business travel for the remainder of the year.

Now, turning to dividends. Consistent with our practice in prior years, we expect to declare a catch up dividend in the fourth quarter that will generally be equal to our remaining undistributed taxable income. Based on our current outlook, we expect our fourth quarter distribution requirement to be between $0.50 and $0.60 per share. Combined with the dividends paid for the first three quarters, the midpoint of the

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dividend guidance range would equate to a dividend yield of approximately 4.3%.  Our Board of Directors will approve the final amount of the catch up dividend and it will be declared later this quarter. Separate from the common dividend, our board has already approved the routine quarterly distributions on both outstanding series of our preferred securities.

With that, I'd like to now turn the call over to questions. Jake, please go ahead.

Operator:  Ladies and gentlemen, if you would like to ask a question you can signal by pressing the star key followed by the digit one on your telephone keypad.  Keep in mind if you're using your speakerphone, make sure the mute function is released to allow that signal to reach the equipment.  Once again, for questions, star 1.  And we'll go first to Anthony Powell with Barclays.

Anthony Powell:  When you acquired Ocean Edge, you forecasted 2018 EBITDA between $11.5 million and R13.5 million. How does Hurricane Irma change that forecast next year? And do you think it takes longer to get you to stabilize yield of 8% to 9%?

Bryan Giglia:  Hi, Anthony, it's Bryan. With Oceans Edge, we did adjust the fourth quarter EBITDA to reflect the disruption and anticipated slower ramp up to get the hotel back to its pre-storm condition. Depending on the rate at which that ramp up happens in the fourth quarter will determine if the operations next year will be behind where we were anticipating or catch back up. We will need a little bit more time to determine what that rate is going to be.  Remember following the storm, the city of Key West did make a statement saying for visitors to stay away until the end of October that was changed little after the storm, but the ramp up had been slow up to that point. We are entering the high season now, so the next few weeks will be very important to understand the velocity of that ramp. During this time there will be a business interruption claim that we are working on and will be filing, the amount of that and the timing again it's still too early to tell, but we'll have an update on the next call.

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Anthony Powell:  Thanks a lot. And in San Francisco, you've done a good job of booking in house group. How do you plan to alter that strategy in next year and 2019 as the citywide calendar improves in the market?

Marc Hoffman:  Yes, Anthony. I think you mean 2018, you said next year right or do you also want me to talk about 2019 where the city has huge impact?

Anthony Powell:  I guess both, yes. How do you plan I guess to change the booking strategy given the improvement in citywides in both years really?

Marc Hoffman:  Yes, so currently citywide room nights for San Francisco on the books for next year are 740,000 rooms, that's a 19% increase to 2017, but it's still 20% behind 2016. The number of citywide room nights that are associated with higher impact conventions that affect us, citywides of 5,000 or more rooms in a specific day are also up 22%. We are in the right place where we want to be internally in the hotel. Currently for 2018 and 2019, we're very focused on the placement between weekday and weekend. And in 2019, the city has currently 1.15 million room nights on the books, which is the peak of any year ever in the history of the city. We feel that between that and compression, the one thing to remember about our hotel and the city is we do better with transient rate than group. So if anything in 2019, we will be very, very picky about rate and placement to maximize RevPAR.

Anthony Powell:  Got it, that’s it for me.  Thank you.

Operator:  Next we'll hear from Lukas Hartwich with Green Street Advisors.

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Lukas Hartwich:  John, I was hoping you could touch on, the economy seems to be improving, and yet we're just not seeing an improvement in hotel demand growth. So I'm just curious, what do you think is driving that? Why aren't we seeing any improvement in hotels?

John Arabia: It's a great question, Lucas. I wish I had a great answer. As we've talked about in the past, we're constantly looking for details within our own business to ascertain whether or not there is any change in the current environment of just muddling along as I think most hotels are by and large. You know there are various elements that would support the fact that we are in later stages of the cycle and acting very much in the later stage of the cycle in terms of this is two quarters in a row where a group production has moderated, not significantly, but you know that's something we're looking at.

On the other hand, there are areas such as short-term bookings in the quarter for the quarter that have been relatively strong and food and beverage and audio visual banquet spend has actually been pretty robust. It is unfortunately still too early to tell whether the hopes of reacceleration in our underlying business are there or not. We remain conservative in our view to operating fundamentals, I hope it happens but we've also prepared should that not be the case.

Lukas Hartwich:  That's helpful and then just last quick one. In Houston, RevPAR was down quite a bit, but EBITDA was up quite a bit as well. So just kind of curious what the disconnect was there?

Bryan Giglia:  Hi, Lucas. This is Bryan. There was a cancelation charge for one of the contract pieces of business that was in that hotel.

John Arabia:  If you remember, our two Houston hotels have actually held up over the past several quarters fairly well relative to the market.  We had a sizable piece of contract business in the hotel, that business went away from us and there were certain cancelation provisions that accrued to us, so those are actually fairly related.

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Operator:  Now, we will hear from Jeff Donnelly with Wells Fargo.

Jeff Donnelly:  Maybe just a first question, John, I think Marriott has been looking at transitioning I guess what you call the occupancy hurdle for award travel reimbursement to something more of a phased hurdle. I'm just curious, how much does that influence in your opinion, pricing behavior in the market and do you see that as beneficial, to the extent it is implemented, to rate integrality, to RevPAR, hotel owner profitability, all the above?  I'm just curious how you're thinking about it.

John Arabia:  Jeff, I don't think any final determination has been made. Those are discussions that are ongoing and we have been participating in some of those conversations, for too early to tell, however we do applaud Marriott and others for having these conversations and making change in terms of cancellation attrition, about longer cancelation windows and making certain changes on honored guest programs that remove some of the unintended negative consequences, but far too early to tell Jeff.

Jeff Donnelly:  And to switch gears maybe just back to San Francisco. I'm just curious, how are you guys thinking about San Francisco’s ramp as we move through 2018? We've kind of gotten past the worst of Moscone. I know you're not necessary right in the heart of the convention center district, but certainly you benefit maybe from some of the over flow. I'm just curious, if you think the back of the year is materially strong than the first half. How you guys planning that out?

John Arabia:  On the margin we have gotten a little bit more constructive on San Francisco for 2018. It seems that there have been incremental bookings into the city. I wouldn't say necessarily we're out of the woods yet when it comes to performance in San Francisco. We have noticed that there has been an uptick in enthusiasm towards the city from the investment community, and I think directionally that is correct. As Marc said earlier, the real win is going to come in 2019 where the city is having a banner year

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and there should be enormous amounts of compression. But like I said and like Marc had said, we do feel incrementally positive about the city moving into 2018.

Jeff Donnelly:  And just one last one. I am not sure if have them handy, but just concerning some of the bigger renovation projects you've undertaken. Can you talk a little bit about what the RevPAR index of those assets looked like sort of pre-renovation versus post renovation? I know there has been maybe a little more time to season with Park Plaza versus Wailea, but I was just curious to see if you have any kind of details maybe to give us a sense of how they performed versus maybe expectations?

John Arabia:  I'll tell you what Jeff, let's get back to you with very specific numbers which we have. I would tell you for example in Wailea, our RevPAR index versus the set has moved fairly meaningfully, as you know we have talked about buying the best house, excuse me the worst house on the best street, and financial success for us was not replicating the rates that the Four Seasons or some of the other hotels achieved or currently achieved, but closing that gap. And in terms of RevPAR, excuse me ADR index, in roughly 2015 versus the really high end portfolio. We were less than 50% ADR index and we moved that by over 10 points to just below 60%, so call it 48% to 59%, which is a meaningful move.

Operator:  Now, we will hear from Bill Crow with Raymond James.

Bill Crow: I'll start with Key West. John, one of the big annual festivals of all or whatever you want to call it happened a couple of weeks ago down there. I'm just wondering, if you can get a read on the amount of tourism that came down for it?

John Arabia: Fantasy Fest was this past weekend and we did see occupancy building from the time that we reopened the hotel, occupancy started off in literally in the teens, built up to 30s. We, prior to Fantasy Fest, we were in low 60s. And then for Fantasy Fest, it was lower than originally had forecasted prior to

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the hurricanes, but we did see more people returning to the Keys. So I would say that that was incrementally positive and we are hopeful that as the season progresses the same continues as the market gets back on its feet.

Bill Crow:  It seems like there has been a couple of different narratives on the outlook for next year particularly on the supply front and I'm just wondering, if you want to give a sheer perspective of where supply is heading 2018 and 2019 generally?

Robert Springer:  It's Robert, I can chime in on that a bit. I think the themes that we talked about with supply remained fairly consistent. It is a market-by-market issue with certain markets just continuing to get new supply. Manhattan obviously sticks out as the market that has received meaningful new supply. Other markets that we track or are expecting to see new supply and I think we are tracking about 6% supply growth in Manhattan in 2018, for example.  Other markets that we are expecting meaningful supply growth include New Orleans, which is expecting about 4% as well as Portland, I think has been commonly referred to as a market that's got meaningful new supply.  Obviously, as you look at these, it depends on where your hotel is.  I'll use Philadelphia as an example. Our hotel in Philadelphia is actually really in Conshohocken, so it doesn't really get impacted by as much as of the central business district supply. So our supply there while Philadelphia is seeing meaningful supply growth, out in Western Philadelphia, in that particularly submarket, it's not as that. But if you look at it on our portfolio-wide basis, in 2018 we are tracking somewhere between 2.5% and call it 2.75% to maybe slightly below 3% weighted average supply growth. Obviously, it depends on how you slice it and dice it, but that should be directionally correct.

Bill Crow:  And Robert thanks for the color. Any markets that you think won't peak from the supply growth perspective until after 2019?

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Robert Springer:  Not that comes to mind and don't have good, no not that comes to mind.

Bill Crow: Okay. And John finally from me, you are clearly focused on long-term relevant real estate you still have some assets that I would guess you would put in the other bucket including Houston. Can you just talk about the prospects for sales over the near-term?

John Arabia:  Sure. Our strategy is very clearly to own long-term relevant real estate and I think when you take a look at the bulk of our asset value, it would fit into those categories.  However, there are still a number of hotels, maybe measured in total hotels, total rooms, that I would say fall short in some way shape or form to that descriptor.  And we will continue to methodically sell assets at the right to continue to concentrate the portfolio into long-term relevant real estate. We have sold rough numbers close to $800 million of assets and in the past call it 24 months and I'd anticipate that.

Operator: Now, we'll hear from Smedes Rose from Citi.

Abhishek Kastiya: Hi, this is Abhishek on for Smedes. Are there any markets that you consider exiting completely or any new markets that you looked to enter over or maybe next 6 to 12 months? And would those be in primary or secondary markets?

John Arabia:  You know external growth has become more difficult as evidenced by the fact that you know we've acquired one hotel in the past roughly three years even though Robert and team have literally kicked tires and done exhaustive due diligence on well over $2 billion of assets in the not so distant past. I think the likelihood of acquiring something in the near-term is let's say relatively low, but anything we do acquire would fall in one shape or form as long-term relevant real estate and I would say that predominantly those would fall into more primary markets.

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Abhishek Kastiya:  And are you seeing like lot of opportunities for more value add acquisitions? Or would it still be dependent on the market and other factors?

John Arabia:  It will be all of the above. I believe that we have the deep expertise to do deep dive repositioning as evidenced by the fact that we did, that we completed successfully Wailea Beach Resort, Boston Park Plaza, at the same time.  I think both of those projects have been very successful. So I believe that we have the expertise in house, however, I would say that, that will not be our only investment type and when you take a look at Oceans Edge, that was a property that just opened up and other than needing some operational enhancements, really requires almost no capital.  So it really will depend.

Operator:  And next we will hear from Chris Woronka with Deutsche Bank.

Chris Woronka:  Apologize if I missed it earlier. Can you guys give out an overall group pace for 2018?

John Arabia:  Chris, it's John. Unfortunately, we've not provided guidance yet on 2018 or provided 2018 pace, however, I would tell you as we stand today the group pace for our portfolio is positive moving into 2018.

Chris Woronka:  Okay great. Then second question is, you guys sold BuyEfficient a two few years ago, I guess, to Avendra, now Avendra itself is just getting a new owner. Do you guys anticipate any changes with the new owner?

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John Arabia:  That you would have to ask BuyEfficient or Avendra.  Marriott has made public comments about the benefits that should accrue to the existing owners but other than that, we don't have any incremental lends on that, other than a happy client of Avendra.

Chris Woronka:  Okay fair enough. And just on Houston, I noticed, it looks like those hotel are not in the held for sale bucket on the balance sheet as of September 30th. Is there a point they would have to move into that, if they were being marketed? Or could something theoretically happen outside of that?

Bryan Giglia: Hi Chris, it's Bryan. There are several criteria, five actually, to determine whether or not something gets put into held for sale. You have to be marketing it and you have to have a likelihood of it transacting within a certain time frame and so whenever something is taken out to market or may be loosely shopped in the market, we evaluate that in a quarterly basis and if we met those criteria we would then move it into held for sale.

Operator:  Now we will hear from Shaun Kelley with Bank of America.

Shaun Kelley:  John, first of all thanks for the comments on kind of all the personal stuff up front, I think sometimes it's easy in our ivory towers to lose track of all that, all the hard work that's been done too. So thanks for the reminder there. And then look, just one question, because you guys have covered plenty of ground. But when we led off earnings season here across the lodging REIT sector that there was some concern around CBD performance and how that stacked up relative to the overall kind of broader markets. I think when we look at your core portfolio I mean clearly we look at it in two buckets. You got the renovated properties that are continuing to ramp extremely well above your underwriting and then you kind of got the core.  As we think about the core, your markets are little bit different and portfolio is little different then may be just having kind of CBD level drivers. So I'm kind of curious like, how do you stack up or think about the core performance and in this operating environment whether it's kind of now or 4Q

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or whatever like just can you help us think about how you would expect us to stack up versus the broader baseline RevPAR numbers that we are seeing out there for the industry right now?

John Arabia: Yes, Shaun, I think you're hitting on an important point, and that is just stated very clearly without the significant growth Boston of late or Wailea, which are real and meaningful to our company, the rest of portfolio is just as I said earlier just kind of muddling along and not so dissimilar, pound-for-pound, from maybe what some of the other hotel REITs are generally reporting. And in general, modestly underperforming what the industry is doing as some urban concentrations seem to be underperforming, notably Chicago for example, New York had its well-publicized difficulties. So I can't disagree whatsoever with the comment you made, Shaun.

Shaun Kelley:  Any reason Sunstone's portfolio looks a little different and performs little differently in 2018? I mean we've exhausted San Francisco, so you can kind of leave that one out, but whether it's Chicago or company specific initiatives on the renovation side or anything you are looking forward to in 2018 that you'd highlight out of your geographic mix that investors maybe are looking?

John Arabia: Yes, we do have a sizable asset in San Diego that appears that it will have a pretty good year next year. We continue to believe that the best is yet to come for Wailea and while Boston appears to have a little bit more gas in the tank to so to speak into 2018. We believe that the ramp on Wailea should be positive. And then finally despite the fact that unfortunately the hurricane hit us a few weeks after we acquired it, Oceans Edge will deliver and will provide incremental earnings to the company over time. So that's generally what I would highlight.

Operator:  And next we will hear from Thomas Allen with Morgan Stanley.

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Thomas Allen:  In the press release, you highlight that the New York City, San Francisco and Portland markets outperformed your expectations. Can you just give us a little bit more color on what you think drove that? Thanks.

John Arabia: Yes, a whole host of different things. And remember, going into this quarter, we had fairly low expectations for the quarter in general other than our repositioned hotels. And for those hotels in particular, we had assumed fairly negative RevPAR growth and they just happened to come in slightly better, although in couple of cases still negative, but slightly better than our expectations, and those expectations underlying our guidance and our forecast. For some of the more details, I'll turn it over to Marc.

Marc Hoffman: Yes, in San Francisco, the hotel benefited from short-term pick up of group that performed better particularly on weekends. And then also the over the Jewish holiday which were typically softer, we did much better. In Portland, it was again while that hotel is small with better group plus market benefits from solar eclipse to be honest with you. In New York, the market has had some short-term demand that helped to absorb supply and its city based demand. And then the two Houston hotels benefited from the business that came through resulting from the hurricanes.

Thomas Allen:  And then is there actually a way to -- do you think there is a way to quantify the hurricane displacement business in Houston?

Bryan Giglia: It's Bryan. In the third quarter, from the two Houston hotels combined, we picked up about $0.5 million of EBITDA in business. Looking into the fourth quarter, the hurricane related business whether it'd be construction crews, other crews or some FEMA business. That is very short term in nature and so while we have some of that and we've had some of that in October, it's yet to be seen whether that will continue for the rest of the quarter but for the third quarter we had about $500,000 of additional

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EBITDA. That is obviously offset by what we had at Oceans Edge and then in the rest of the portfolio the week of the hurricane some of our group boxes, Orlando being one which actually lost some group business but then backfilled with transient, did lose food and beverage. And then San Diego had, because of the difficult travel time, had some lost revenue during that time period also.

Thomas Allen:  So should we read into it that you call out that the Oceans Edge impact, but the rest of the Orlando, the San Diego, Houston, kind of the impact of the hurricane that kind of net neutral?

Bryan Giglia:  For the third quarter, it's slightly negative due to the group loss, but we're talking a couple of hundred thousand dollars. For the fourth quarter, we don't know yet what the impact of Houston, if it will result in positive pick up or not.

Operator: Now, moving onto Floris van Dijkum with Boenning. Go ahead please.

Floris van Dijkum:  Could you maybe comment on in the last quarter again there was a significant difference in performance between your Marriott and Hilton branded hotels. If there is any -- I know you don't have as many Hilton hotels as your Marriott hotels, but if you could talk about some of the specifics around that?

John Arabia:  No, I wouldn't take it that performance have anything to do with the specifics brands. I would say it was more driven by hotel specific factors.

Floris van Dijkum: Any one that sticks up in your mind?

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John Arabia:  Well, no, for example the two Houston hotels did fairly poorly although better than expectations. Orlando Renaissance had a difficult comp to just a phenomenal third quarter of last year from memory. I think our RevPAR was up something like 24% in the third quarter of last year with great food and beverage. In our Philly hotel in West Conshohocken, we had a tough comp because of the D&C. So I would say it's just a more market specific than anything that the brands were doing.

Floris van Dijkum:  Right, but the Conshohocken hotel was a Marriott right, and your Marriott outperformed Hilton significantly I think by about 6%, if I'm not mistaken in terms of RevPAR?

Marc Hoffman:  Yes, the real outperformance between Marriott and Hilton is really driven heavily on Wailea and on the DC Renaissance.

Floris van Dijkum: Got it.

Marc Hoffman:  For Wailea, over a 90% RevPAR growth through the quarter.

Floris van Dijkum:  Got it. And one other question I had for your $7 million tax gain, on assets previous sold.  Was there an earn-out was that part of the reason that, that was -- that dissipated?

Bryan Giglia:  No, there is no earn out, which would have a cash implication, it was a non-cash. It was for a deferred gain based on a potential exposure to a liability that is now deemed to be remote. And so that's why at the time of sale, a piece of the gain from a GAAP prospective was differed.

Operator:  And now we will take a question from Stephen Grambling with Goldman Sachs.

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Stephen Grambling:  I realize it's still early, but are there any expectations for kind of core expense inflation on the horizon? Any reason that number could move up or down on the coming year? And maybe as a related follow-up some of your peers have alluded to limited contributions from the Marriott Starwood merger to-date. So what are you seeing and what are your expectations? Thanks.

John Arabia:  I think the question was on the cost side. As we mentioned in the prepared remarks, what we've seen is inflation on wages and benefits. Particularly in certain markets, Chicago comes to mind, New York comes to mind, just particularly some of those markets where there is incremental supply growth and competition for associates and managers has been on the rise. Overall I would say that it seems like a later cycle type of events where we're a seeing pick up in wages and benefits. And then I think the second question was in result to benefits from Marriott Starwood, I think a little bit too early to tell, we're anticipating benefits but still too early to tell.

Operator:  And Patrick Scholes with SunTrust. Go ahead please.

Patrick Scholes: John, a number of your fellow REIT peers have called out in this earning season, weakness in inbound international. Are you seeing similar weakness? And if so are you able to quantify that weakness?

John Arabia:  Not really, the markets that we generally have international travel would be New York, a little bit in San Francisco. And then believe it or not, Maui is roughly 90% a domestic market, unlike Oahu. So, and there, we've seen a slight up take, I believe in Canadian tourism, so nothing significant that stands out for our portfolio.

Patrick Scholes:  Okay, thank you. And then just on the business that you have the Key West hotel. How much of that is sort of long-term contract, say, government relief or redevelopment contractors?

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John Arabia:  Zero.

Operator:  And our next question will come from Bryan Maher with FBR Capital Markets.

Bryan Maher: Just kind of a follow-up to Thomas' questions earlier on Houston. Couple of the people who have reported already have really highlighted strong RevPAR gain coming out of Houston with the potential for a long tail on that. It doesn't sound like you guys are leaning that way. Is there something at your properties specifically they don't give you that level of confidence that the tail will be there for you?

John Arabia:  Yes, we think the tail will be there. Again, as we mentioned in prepared remarks, Houston actually did better than we expected. Keep in mind we were buoyed last year by a fairly sizable piece of contract business at our two hotels there, that business went away in various quarters of this year and we actually anticipated even more difficult comps going into the third quarter. So as I believe from my recollection we outperformed Iast year and we have taken a couple more lumps this year.

Operator:  Looks like, we have a follow-up for Anthony Powell with Barclays.

Anthony Powell: Just one for me. How does Chicago fit into your long-term relevant real estate strategy? EBITDA is down roughly 21% year-to-date difficult market with high supply growth and cost inflation. How do you view that market long term? And what can you do there in the interim to stop the bleeding?

John Arabia:  It's a great debate, Anthony. It is a phenomenal city, however it is one city that the taxation issues and other issues within the city and a number of folks who continue to develop in that city have made it a little bit more challenging. Long-term, we are happy with Chicago particularly where we sit. Our

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Embassy Suites at State and Ohio is just a little engine that could time after time after time even though it doesn't mean that it’s not going to be cyclical. But I do think that's a very good question. That's something will be debated internally.

Operator:  And that does conclude our question and answer session. I'll turn the call back over to John Arabia for closing remarks.

John Arabia:  Thank you very much everybody and have a wonderful and very safe Halloween. Take care.

Operator: With that, ladies and gentlemen, this does conclude your conference today. We do thank you for your participation and you may now disconnect.

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